Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement
(Form S-2) and related Prospectus of ARI Network Services,
Inc. for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated August 30, 1996, except for Note 10, as to which the date is September 13, 1996, with respect to the consolidated financial statements and schedule of ARI Network Services, Inc. included in its Annual Report (Form 10-K) for the year ended
July 31, 1996, filed with the Securities and Exchange Commission.

                                     /s/ Ernst & Young LLP

                                     ERNST & YOUNG LLP

Milwaukee, Wisconsin
August 4, 1997